SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2024

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.10 per share	WTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Watts Water Technologies, Inc. (the “Registrant”) and Rebecca Boll entered into an indemnification agreement dated as of February 7, 2024 in connection with her election as a Director of the Registrant.

The indemnification agreement entered into between the Registrant and Ms. Boll is the Registrant’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022. The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and certain officers of the Registrant against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 7, 2024, the Board of Directors of the Registrant elected Rebecca Boll to serve as a member of the Registrant’s Board of Directors until the Registrant’s 2024 Annual Meeting of Stockholders or until her successor has been duly elected and qualified. Ms. Boll was also appointed to serve as a member of each of the Governance and Sustainability Committee and Audit Committee.

Ms. Boll has served as Senior Vice President and Chief Product Officer at Fluence Energy, Inc. since 2020. Fluence is a leading provider of energy storage products and services and cloud-based software for the renewable energy and energy storage markets, and its service offerings include delivery services and recurring operational services, as well as financing structuring services. Ms. Boll previously served as Chief Technology Officer and Vice President of Strategy for the Building Management business unit at Schneider Electric from 2018 to 2020. Prior to this position, Ms. Boll held several management positions at General Electric from 2005 to 2018, including Chief Technology Officer of GE Licensing and Technology Ventures; Executive General Manager, Edge Computing and Software Solutions, Automation & Controls; and Commercial Leader, GE2GE, Automation & Controls. Prior to joining General Electric, Ms. Boll held management positions at Northrop Grumman, Allied Domecq and Leo Burnett Advertising, and she served as an electronic combat officer, AWACS, in the United States Air Force.

Ms. Boll will receive a grant of 326 shares of class A common stock under the Registrant’s Third Amended and Restated 2004 Stock Incentive Plan, which represents one half of the value of the annual grant of class A common stock to non-employee directors, and will receive a pro-rated amount of the normal annual cash retainer for non-employee directors.

There are no transactions in which Ms. Boll has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Departure of Directors

On February 7, 2024, Christopher L. Conway, a Director of the Registrant, informed the Board of his decision not to stand for re-election at the Registrant’s 2024 Annual Meeting of Stockholders, which will be held on May 22, 2024. Mr. Conway advised the Board that his decision was made for personal reasons and was not the result of any dispute or disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. Conway currently serves as a member of the Compensation Committee and the Governance and Sustainability Committee.

The Registrant’s Corporate Governance Guidelines provide that no member of the Board shall be nominated by the Board to serve as a director of the Registrant after he or she has passed his or her 72nd birthday, unless the Board has voted to waive the mandatory retirement age of such person as a director. W. Craig Kissel, a Director of the Registrant, has passed his 72nd birthday, and therefore Mr. Kissel will also not stand for re-election at the Registrant’s 2024 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2024	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel, Chief Sustainability Officer & Secretary